UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2008

XETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma		74012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:       918-664-8200

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (d)  The Company’s Board has appointed Richard R. (Rick) Devenuti, former Senior Vice President of Microsoft Corporation, to the Company’s Board of Directors effective May 1, 2008.  He replaces Ron B. Barber, who has resigned effective April 30, 2008 to make room on the Board for Mr. Devenuti.  Mr. Barber and his law firm, Barber & Bartz, will continue to serve as the Company’s general legal counsel.

Mr. Devenuti, age 49, retired from Microsoft Corporation in February 2007 after nearly 20 years of service with Microsoft.  During that time, he held numerous positions including Senior Vice President of Services and IT from December 2003 until January 2007, and Vice President and Chief Information Officer from March 1999 until December 2003.  Mr. Devenuti will serve as chairman of the Board’s newly formed strategic planning committee, which will assist the Board and the Company in the development and oversight of the Company’s business strategies.

As is the Company’s practice, on the effective date of Mr. Devenuti’s appointment, the Company will grant him an option under the Company’s 2004 Omnibus Stock Incentive Plan to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the stock’s market value on the date of grant per the terms of the Plan.  The option will vest on the 3rd anniversary of the date of grant and expire on the 6th anniversary of the date of grant.

Mr. Devenuti is a member of the Board of Directors of St. Jude Medical Inc. (NYSE: STJ Common Stock), where he currently serves on the Audit Committee and has been on the Board since 2001.  He also serves on the Board of two privately held companies, Azaleos Corporation and Sendio, Inc. He has a bachelor of arts in business administration from the University of Washington.

There are no family relationships between Mr. Devenuti and any director or executive officer of the Company which would require disclosure under Item 401(d) of Regulation S-K and no transactions between Mr. Devenuti or any of his immediate family members and the Company which would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits.

(d)                     Exhibits

99.1—Press Release dated April 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA Technologies, Inc.
(Registrant)

Dated: April 30, 2008	By	/s/ Greg D. Forrest
Greg D. Forrest, Chief Executive Officer